News Release

CONTACT:
Marli Quesinberry
Director of Investor Relations and Corporate Communications
(404) 407-1898marliquesinberry@cousinsproperties.com

website address: www.cousinsproperties.com

COUSINS PROPERTIES ANNOUNCES REDEMPTION OF 7.50% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

ATLANTA — (March 13, 2014) — Cousins Properties Incorporated (NYSE: CUZ) announced today that it will redeem all 3,791,000 issued and outstanding shares of 7.50% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”).

The redemption date (the “Redemption Date”) will be April 14, 2014. The Series B Preferred Stock (NYSE: CUZ PR B - CUSIP: 222795403) will be redeemed in whole at the par value of $25.00 per share, plus accrued and unpaid dividends to the Redemption Date in an amount equal to $0.30729 per share, for a total payment of $25.30729 per share (together, the “Redemption Price”). From and after the Redemption Date, dividends on the Series B Preferred Stock will cease to accrue and the only remaining right of the holders of shares of the Series B Preferred Stock will be to receive payment of the Redemption Price.

The notice of redemption will be mailed to holders of record of the Series B Preferred Stock on March 14, 2014. Questions relating to the notice of redemption should be directed to American Stock Transfer & Trust Company, LLC, the Company’s transfer agent and the paying agent (the “Redemption Agent”) for the redemption of the Series B Preferred Stock. The address of the Redemption Agent is American Stock Transfer & Trust Company, LLC, Corporate Actions Group, 6201 15th Avenue, Brooklyn, NY 11219.

Cousins Properties Incorporated is a leading fully integrated real estate investment trust (REIT) with extensive experience in development, acquisition, financing, management and leasing. Based in Atlanta, the Company actively invests in top-tier urban office assets and opportunistic mixed-use developments in Sunbelt markets.

This press release does not constitute an offer of any securities for sale. Certain matters discussed in this press release are forward-looking statements within the meaning of the federal securities laws and are subject to uncertainties and risk and actual results may differ materially from projections. Readers should carefully review Cousins’ financial statements and notes thereto, as well as the risk factors described in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and other documents Cousins files from time to time with the Securities and Exchange Commission. Such forward-looking statements are based on current expectations and speak as of the date of such statements. Cousins undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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